GLOBAL EAGLE ENTERTAINMENT REPORTS THIRD QUARTER 2013 RESULTS

•	Q3 Adjusted EBITDA* Increased to $5.5 million, a $4.1 million Improvement over Q2 2013
•	Revenue and Contribution Margin Continue Strong Sequential Growth; $97.9 million in Cash at Quarter End
•	Completes Acquisition of IFE Services; Further Expands Leadership in Delivering Media and Content Management Solutions to Global Travel Industry
•	Over 500 Connectivity Systems Installed at End of Q3; 148 Additional Orders Received Since End of Q2 2013

LOS ANGELES, CA, November 12, 2013 - Global Eagle Entertainment Inc. (Nasdaq: ENT) (Global Eagle or the Company) today reported financial results for the third quarter ended September 30, 2013.

Global Eagle Entertainment provides media content, content management solutions, and satellite-delivered connectivity services and hardware to commercial airlines passengers and other out-of-home markets.

“During the third quarter we substantially strengthened our position as the leading provider of media content and satellite-based connectivity solutions to the world’s airline passengers and other travelers” said John LaValle, Chief Executive Officer. “In October, we acquired the parent company of IFE Services Limited ("IFE Services"), the leading provider of media content and services to growing airlines in emerging markets. In addition, we reached an important milestone during Q3 as our connectivity footprint surpassed 500 installations worldwide. We also began to generate revenues from our sponsored live television service fueling ‘TV Flies Free,’ the groundbreaking in-flight offering on Southwest Airlines®. We are working to replicate this licensing model through additional sponsorship alliances covering in-flight music, ecommerce and destination deals.”

“We delivered a significant increase in Adjusted EBITDA* during the third quarter as compared to the second quarter, as our Adjusted EBITDA* increased to $5.5 million, in line with our guidance,” commented Dave Davis, Chief Financial Officer and Managing Director of Content. “We generated solid results in both our Content and Connectivity businesses. The acquisition of IFE Services, when combined with our subsidiary Advanced Inflight Alliance AG ("AIA") and the business we acquired from Post Modern Edit, LLC and related entities ("PMG"), further establishes Global Eagle as the worldwide leader in providing content and content management solutions to airlines and cruise lines, and is expected to enable Global Eagle to gain significant economies of scale as we integrate these companies. With the recent launch of our new passenger Wi-Fi portal, we continue to introduce a range of higher margin products, taking full advantage of our distribution footprint and best-in-class technology. With our strong balance sheet, we are well positioned to further build our market share and enhance our ability to deliver returns to our shareholders.”

Financial Results

The summary consolidated financial information for the three and nine months ended September 30, 2013 is not directly comparable to the financial information for the nine months ended September 30, 2012. Global Eagle Entertainment was formed through the combination of Row 44 Inc. ("Row 44"), AIA, and Global Eagle Acquisition Corp. in January 2013. Row 44 was deemed the accounting acquirer in the business combination. As such, the presented financial information for the nine months ended September 30, 2012 reflects the financial information and activities only of Row 44. The presented financial information for the nine months ended September 30, 2013 includes the financial information and activities of Row 44 for the period January 1, 2013 to September 30, 2013 (274 days) as well as the financial information and activities of GEE and AIA for the period January 31, 2013 to September 30, 2013 (243 days) and PMG for the period July 10, 2013 to September 30, 2013 (82 days).

For the third quarter of 2013, revenues were $74.5 million, compared with $19.3 million in the third quarter of 2012. The loss from operations for the quarter was $6.8 million, compared to a loss of $8.0 million in the third quarter of 2012. The pre-tax loss for the quarter was $4.2 million, compared to a pre-tax loss of $7.9 million in the third quarter of 2012.

Capital expenditures for the nine month period of 2013 totaled approximately $10.0 million. The Company finished the third quarter of 2013 with approximately $97.9 million in cash and $11.5 million in debt, which includes the assumption of approximately $3.3 million of debt associated with the acquisition of PMG in July 2013.

Pro Forma Financial Information

The table below presents financial results for the three-month periods ended September 30, 2013(1), June 30, 2013, and also pro forma financial information for the three-month period ended March 31, 2013. The pro forma information reflects the operating results of Global Eagle as if the business combination had been consummated as of January 1, 2013; accordingly, this information does not correspond to the unaudited condensed financial statements included in this earnings release, which were prepared on a U.S. GAAP basis. The pro forma information for the quarterly period ended March 31, 2013 includes financial information for the period January 1, 2013 to March 31, 2013 for AIA(1) and Row 44 and January 1, 2013 to January 31, 2013 (the date on which we completed the business combination) for GEAC. The financial information includes results for PMG from July 10, 2013, when the acquisition of PMG was completed, to September 30, 2013.

Revenue, Contribution Margin, and Adjusted EBITDA* Continue to Improve (1)

 (In millions, except %)

	Pro Forma
	Q1 '13 (2),(3)	Q2 '13 (3)	Q3 '13
Revenue
Connectivity:
Equipment (4)	$9.0	$6.4	$4.9
Services (5)	6.3	12.4	16.2
Total Connectivity Revenue	15.3	18.8	21.1
Content:
Licensing (6)	34.5	38.4	44.6
Services (7)	5.8	5.7	8.8
Total Content Revenue	40.3	44.1	53.4
Total Revenue	$55.6	$62.9	$74.5
Cost of Sales ($ millions)
Connectivity	(15.2)	(17.0)	(15.2)
Content	(30.4)	(32.8)	(38.8)
Total Cost of Sales	(45.6)	(49.8)	(54.0)
Contribution Profit ($ millions)
Connectivity	0.1	1.8	5.9
Content	9.9	11.3	14.6
Total Contribution Profit	10.0	13.1	20.5
Contribution Margin (%)
Connectivity	1%	10%	28%
Content	25%	26%	27%
Total Contribution Margin	18%	21%	28%
Adjusted EBITDA*	$—	$1.4	$5.5

(1)	Reflects 100% of AIA’s results; GEE owns approximately 94% of AIA’s outstanding shares.
(2)	Actual Contribution Profit for the Content segment for the period January 1, 2013 to January 31, 2013 is not available on a U.S. GAAP basis. Accordingly, the Contribution Profit Percentage for the Content segment for such period was estimated to be the same as for the period February 1, 2013 to March 31, 2013. Also, the cost of sales for the content segment in the first quarter of 2013 was adjusted to reflect the Company’s current accounting policies.
(3)	In Q2 2013, the Company revised Q1 2013 financial statements to correct for immaterial errors related to the statements of operations and balance sheets for this period. For further details, refer to our Quarterly Report on Form 10Q for the quarter ended June 30, 2013 filed with the SEC on August 9, 2013.
(4)	Represents sales of satellite based connectivity equipment.
(5)	Represents Wi-Fi, TV, VOD, shopping and travel-related revenue sold through our Connectivity platform.
(6)	Represents revenue principally generated through the sale or license of media content, video and music programming, applications, and video games to customers.
(7)	Content services revenue includes various services generally billed on a time and materials basis such as encoding and editing of media content.

Consolidated revenue for Q3 2013 was $74.5 million as compared to $62.9 million in Q2 2013, an increase of $11.6 million or 18.4%. The quarterly increase in revenue was driven by improvements of $9.3 million, or 21.1%, in the Content segment and $2.3 million, or 12.2%, in the Connectivity segment. Adjusted EBITDA* in Q3 2013 was $5.5 million, compared to $1.4 million in Q2 2013. This improvement was driven by strong increases in contribution profit in both the Content and Connectivity segments.

Segment Results

The increase in Content segment revenue in Q3 2013 of $9.3 million as compared to Q2 2013 was principally due to the acquisition of PMG in July 2013, offset by a slight quarter-over-quarter decrease in licensing revenue from our existing business. The improvement in Content contribution margin from 26% in Q2 2013 to 27% in Q3 2013 was largely due to a higher mix of licensing customers with better margins in Q3 2013 as compared to Q2 2013 at AIA.

The increase in Connectivity segment revenue in Q3 2013 of $2.3 million as compared to Q2 2013 was principally due to the commencement of the paid sponsorship of the TV Flies Free offering on Southwest Airlines, offset by a seasonal reduction in aircraft equipment installations and a decline in advertising revenue. The quarter-over-quarter increase in Connectivity service revenue, which outpaced the decline in Connectivity equipment revenue for the same period, was largely responsible for the quarterly improvement in Connectivity segment contribution margin from 10% in Q2 2013 to 28% in Q3 2013. The improvement was also due to the nature of the bandwidth and licensing costs associated with providing service for TV Flies Free, which are largely fixed per aircraft, which resulted in the additional service revenue from TV Flies Free being highly accretive to our operating results in the period.

Recent Highlights

•	In October 2013, we acquired Travel Entertainment Group Equity Limited, the UK-based parent company of IFE Services. IFE Services is a leading provider of in-flight entertainment services to airlines and cruise lines worldwide. With a 20-year history, IFE Services provides a broad range of content solutions, spanning movies, TV programs, games, mobile apps, publications, safety videos and technical support to a worldwide client base of over 50 airline and cruise ship operators. IFE Services has a strong customer presence among quickly growing airlines in developing markets in Africa, Asia and South America. Global Eagle’s purchase of IFE Services follows closely on the Company’s acquisition of digital content leader PMG in July 2013. These acquisitions further establish Global Eagle as the worldwide leader in providing content and content-management solutions to airlines and cruise-lines.

•	Continued installations of satellite-based Connectivity systems, bringing the total number of system installations to 503 aircraft, representing the world’s largest fleet of satellite-based connectivity platforms. Since the end of Q2, the Company has received orders for an additional 148 systems from two existing customers. Total backlog currently stands at over 300 systems.

•	Continued to secure and expand global Connectivity resources, including expanded satellite coverage from Hughes Network Systems, LLC for Wi-Fi-equipped flights across the Atlantic, throughout Europe and within Russia. Global Eagle's network now provides coverage to customers on four continents. The Company also entered into a MOU with China Satellite Communications Co. Ltd (Chinasatcom), the core operating subsidiary of China Aerospace Science and Technology Corporation, to jointly develop, implement and support in-flight connectivity solutions in China. In addition, the Company signed an MOU with Thaicom Public Company Limited (THAICOM), a leading satellite communications provider in Asia Pacific, to jointly develop, implement and support in-flight connectivity solutions for airlines in Thailand and the surrounding region.

•	The Company was selected by Airbus’ KID-Systeme division to integrate Global Eagle’s WISE™ wireless in-flight entertainment (IFE) software solution into their wireless IFE hardware platform. This brings to four the total number of major aerospace companies that have selected WISE™ for use in their wireless IFE hardware systems. WISE™ is an end-to-end content management and presentation software tool for use in wireless IFE hardware platforms, and makes possible secure video streaming of TV shows, movies, music, games, magazines, newspapers and other media to handheld Wi-Fi enabled devices. WISE™ is approved for use by all major Hollywood studios.

•	Continued to win new business from international clients across the Content services sector, including an agreement to supply Singapore Airlines with Korean movies. With this win, Global Eagle now provides all IFE content to yet another of the world’s premier airlines. The Company was also selected to provide Sri Lankan Airlines with route-specific inflight entertainment content.

•	Launched a new version of connectivity portal on Southwest Airlines. The portal delivers content (TV, VOD, Shopping information and Destination deals, music and more) directly to passengers' own devices. The Company also launched a texting product to provide passengers with a low-cost option to use their devices solely for texting.

•	Enhanced the live TV content offering on Southwest Airlines with the addition of Discovery Channel, Animal Planet and TLC to the channel line up. The Company also acquired further rights to Discovery network’s programming for passengers to select from the onboard VOD library.

•	Appointed Jay Itzkowitz Senior Vice President and General Counsel. Mr. Itzkowitz has extensive legal and business experience in the media, entertainment, satellite communications and finance industries in the areas of M&A, compliance, corporate governance and financial transactions. As head of the organization’s legal team, Mr. Itzkowitz is responsible for Global Eagle’s worldwide legal affairs.

Q4 Outlook

Consistent with prior guidance, we expect fourth quarter Adjusted EBITDA* to be in the high single digit million dollar range.

Conference Call

Global Eagle Entertainment will hold a conference call to discuss its third quarter 2013 results on Tuesday, November 12, 2013 at 10:00 a.m. EST (7:00 a.m. PST). To access the teleconference, please dial 412-317-6789 ten minutes prior to the scheduled start time. The teleconference will also be available via live webcast on the investor relations portion of the Company's Web site located at www.globaleagleent.com.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, November 26, 2013. The replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (Int'l), passcode 10036480. The webcast will also be archived on the Company's Web site for 30 days.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. is the leading full service platform offering both content and connectivity for the worldwide airline industry. Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with the industry's most complete offering of in-flight video content, e-commerce and information services. Through its Row 44 subsidiary, Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. Currently installed on over 500 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally. In addition, through its AIA subsidiary, Global Eagle provides film and television content, games and applications to more than 130 airlines worldwide. Global Eagle is headquartered in greater Los Angeles, California and maintains offices and support personnel around the world. Find out more at www.globaleagleent.com.

Revisions to Previously Issued Financial Statements

As previously disclosed in the June 30, 2013 Form 10-Q, errors were identified related to the accounting for certain revenues, cost of sales, and cost reimbursements for the year ended December 31, 2012. In our June 30, 2013 Form 10-Q, the Company revised its statements of operations for the year ended December 31, 2012, as well as the balance sheet at December 31, 2012, to correct for these errors in accordance with the SEC's Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement." The impact on the Company's statement of operations for the year ended December 31, 2012, as well as the balance sheet at December 31, 2012 is summarized on form 8-K/A filed with SEC on August 9, 2013. The corresponding corrections to the Company's statements of operations for the three and nine months ended September 30, 2012 have also been reflected in the revised amounts presented herein in the same line items (revenues and cost of sales) as previously disclosed. The net impact of the corrections on pre-tax and net loss for the three and nine months ended September 30, 2012 was to reduce net loss by approximately $0.1 million and to increase pre-tax and net loss by approximately $0.1 million, respectively.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use Adjusted EBITDA, which is a non-GAAP financial measure. The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the tables captioned “Reconciliation of Adjusted EBITDA to Net Loss” included at the end of this release.

Adjusted EBITDA is the primary measure used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period to period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is the primary measure used by the compensation committee of the Company's board of directors to establish the funding targets for and fund its annual bonus pool for the Company's employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses it in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

We define Adjusted EBITDA as net income (loss) before income tax expense, other income (expense), interest expense (income), depreciation and amortization, stock-based compensation, acquisition and realignment costs, F/X gain (loss) on intercompany loans and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments attributable to acquisition or corporate realignment activities, and (d) expenditures related to the January 2013 business combination. Management does not consider these costs to be indicative of the Company's core operating results.

With respect to projected fourth quarter Adjusted EBITDA*, a quantitative reconciliation is not available without unreasonable efforts, and we are unable to address the probable significance of the unavailable information.

Cautionary Note Concerning Forward-Looking Statements

We make forward-looking statements in this earnings release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including without limitation our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date of this earnings release, and involve substantial risks and uncertainties.

Actual results may vary materially from those expressed or implied by the forward looking statements herein due to a variety of factors, including our ability to integrate our recently acquired businesses, the ability of the combined business to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; the ability of our customer Southwest Airlines to maintain a sponsor for its “TV Flies Free” offering and our ability to replicate this model through other sponsorship alliances; the outcome of any legal proceedings pending or that may be instituted against us, Row 44 or AIA; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the satellite connectivity space, including Ka-band system development and deployment; our ability to deliver end-to-end network performance sufficient to meet increasing airline customer and passenger demand; our ability to obtain and maintain international authorizations to operate our service over the airspace of foreign jurisdictions our customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively identify and license television and media content that passengers will purchase; general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable; our ability to obtain and maintain licenses for content used on legacy installed in-flight entertainment systems; the loss of, or failure to realize benefits from, agreements with our airline partners; the loss of relationships with original equipment manufacturers or dealers; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners or successfully partner with satellite service providers, including Hughes Network Systems; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; the limited operating history of our connectivity and in-flight television and media products; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international plan of expansion; fluctuation in our operating results; the demand for in-flight broadband internet access services and market acceptance for our products and services; and other risks and uncertainties set forth in this earnings release and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We do not undertake any obligation to update forward-looking statements as a result of as a result of new information, future events or developments or otherwise.

Contacts:

For Investors

Dave Davis

Chief Financial Officer

Global Eagle Entertainment

(818) 706-3111

ddavis@globaleagleent.com

-or-

Chris Plunkett or Brad Edwards

Brainerd Communicators, Inc.

(212) 986-6667

plunkett@braincomm.com

edwards@braincomm.com

For Press

Nancy Zakhary

Brainerd Communicators, Inc.

(212) 986-6667

nancy@braincomm.com

Global Eagle Entertainment, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
				(Revised)
	2013	2012	2013	2012
Revenue	$74,518	$19,305	$179,862	$54,648
Operating Expenses:
Cost of sales	54,002	22,264	139,570	58,868
Sales and marketing	3,758	1,055	8,444	3,047
Product development	2,282	758	5,946	2,257
General and administrative	17,056	3,176	53,860	9,103
Amortization of intangible assets	4,221	12	8,470	24
Total operating expenses	81,319	27,265	216,290	73,299
Loss from operations	(6,801)	(7,960)	(36,428)	(18,651)
Other income (expense), net:
Interest income (expense, net)	(267)	18	(726)	(10,382)
Change in fair value of financial instruments	2,233	248	(7,107)	248
Other income (expense), net	601	(157)	571	(275)
Loss before income taxes	(4,234)	(7,851)	(43,690)	(29,060)
Income tax expense	(1,161)	—	(1,754)	—
Net loss	(5,395)	(7,851)	(45,444)	(29,060)
Net loss (income) attributable to non-controlling interests	(158)	—	(89)	—
Net loss	(5,553)	(7,851)	(45,533)	(29,060)
Cumulative preferred stock dividends and accretion	—	(2,783)	(942)	(5,931)
Net loss attributable to common stockholders	$(5,553)	$(10,634)	$(46,475)	$(34,991)
Net loss per share – basic and diluted	$(0.10)	$(0.52)	$(0.91)	$(1.72)
Weighted average shares – basic and diluted	55,132	20,352	51,106	20,352

Global Eagle Entertainment, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2013	December 31, 2012
Assets	(Unaudited)
Cash and cash equivalents	$97,917	$2,088
Accounts receivable, net	55,739	8,292
Content library, net	8,802	—
Inventories	13,641	7,386
Prepaid and other current assets	12,822	3,344
Property, plant and equipment, net	16,807	4,639
Goodwill	46,801	—
Intangible assets	109,743	—
Other non-current assets	22,822	3,688
Total assets	$385,094	$29,437
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$70,832	$8,178
Deferred revenue	12,453	11,614
Derivative warrant liabilities	28,157	8,178
Notes payable and accrued interest	11,482	14
Deferred tax liabilities	37,946	—
Other liabilities	18,900	38
Total liabilities	179,770	28,022
Redeemable preferred stock	—	122,540
Stockholders’ Equity (Deficit):
Common stock and additional paid-in capital	370,579	8,240
Subscriptions receivable	(472)	(453)
Accumulated deficit	(174,357)	(128,912)
Accumulated OCI (loss)	(768)	—
Total stockholders equity (deficit)	194,982	(121,125)
Non-controlling interests	10,342	—
Total liabilities and stockholders equity (deficit)	$385,094	$29,437

Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended March 31, 2013	Three months ended June 30, 2013	Three months ended September 30, 2013	Nine months ended September 30, 2013
Adjusted EBITDA:
Net loss	$(27,021)	$(13,029)	$(5,395)	$(45,445)
Income tax expense/(benefit)	34	559	1,161	1,754
Other income (expense) (1)	4,835	4,994	(1,722)	8,107
Depreciation and amortization	4,702	6,977	8,686	20,365
Stock-based compensation (2)	1,647	880	(625)	1,902
Acquisition and realignment costs(3)	12,752	1,594	4,266	18,612
F/X gain (loss) on intercompany loan (4)	1,378	(533)	(845)	—
Adjusted EBITDA	$(1,673)	$1,442	$5,526	$5,295
Pro-forma Adjustments
January 2013 GEAC Pre-tax loss	(22,100)	—	—	(22,100)
January 2013 AIA Pre-tax income	1,306	—	—	1,306
Add back:
January 2013 GEAC Other income (expense)	11,697	—	—	11,697
January 2013 GEAC Business Combination Fees and Expenses (5)	10,243	—	—	10,243
January 2013 AIA & GEAC Interest expense (income)	66	—	—	66
January 2013 AIA & GEAC Depreciation and amortization	471	—	—	471
Pro-forma Adjusted EBITDA	$10	$1,442	$5,526	$6,978

(1)	Other income (expense) principally includes the change in fair value of the Company's derivative financial instruments.
(2)	Included in stock-based compensation for the three months ended March 31, 2013 is approximately $1.1 million related to certain accrued tax obligations that resulted from the January 2013 business combination. During the three months ended September 30, 2013, the Company extinguished and paid this liability through the repurchase and retirement of its common stock from certain members of management, and as a result the $1.1 million tax liability was reversed and excluded from stock-based compensation in the third quarter ended September 30, 2013. The impact of this transaction is $0 on Pro-forma Adjusted EBITDA for the nine months ended September 30, 2013.
(3)	Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments attributable to acquisition or corporate realignment activities, and (d) expenditures related to the January 2013 business combination. Management does not consider these costs to be indicative of the Company's core operating results.
(4)	F/X gain (loss) on intercompany loan includes the unrealized foreign exchange gains and losses in the value of certain intercompany loans that are included in the Company's operating results.
(5)	Comprises formation expenses directly related to the Company's business combination in 2013 that did not generate associated revenue in Q1 of 2013.

Global Eagle Entertainment, Inc.

Unaudited Segment Revenue and Contribution Profit

(In thousands)

Segment revenue, expenses and contribution profit for the three and nine month periods ended September 30, 2013 derived from the Company's Connectivity and Content segments were as follows (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2013			September 30, 2013

	Connectivity	Content	Consolidated	Connectivity	Content	Consolidated
Revenue:
Licensing	$—	$44,645	$44,645	$—	$106,353	$106,353
Service	16,218	8,796	25,014	34,893	18,346	53,239
Equipment	4,859	—	4,859	20,270	—	20,270
Total Revenue	21,077	53,441	74,518	55,163	124,699	179,862
Operating Expenses:
Cost of Sales	15,193	38,809	54,002	47,413	92,157	139,570
Contribution Profit	5,884	14,632	20,516	7,750	32,542	40,292

Other Operating Expenses			27,317			76,720
Loss from Operations			$(6,801)			$(36,428)